Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 19, 2017
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended March 31, 2017, consolidated net income was $2,207,000, or $0.27 per diluted common share. This compared to consolidated net income of $2,322,000, or $0.29 per diluted common share, for the prior quarter and $1,509,000, or $0.19 per diluted common share, for the same period a year ago.

The increase in net income compared to the first quarter of 2016 was primarily the result of continued loan growth, a reduction in the provision for loan losses, and an increase in non-interest income mainly due to gains on called securities recorded in the first quarter of 2017. Compared to the fourth quarter of 2016, these gains were offset by increased operating costs and provision for income taxes as we recorded one-time tax benefits during the fourth quarter of 2016.

Net interest income for the three months ended March 31, 2017 was $8,082,000, compared to $8,049,000 in the prior quarter and $7,542,000 for the same period last year. The increase is mainly attributable to growth of our loan and investment portfolios. The net interest margin for the three months ended March 31, 2017 was 3.69%, compared to 3.68% for the prior quarter and 3.76% for the same period last year. The year-over-year decrease in loan and investment yields is a direct result of the low interest rate environment, but the Company has been able to mitigate margin compression by deploying low interest earning cash balances into higher yielding loans and investments.

Non-interest expense totaled $6,207,000 for the quarter ended March 31, 2017, compared to $6,017,000 in the previous quarter and $6,187,000 in the same quarter a year ago. The increases are due primarily to an increase in salaries and benefits.

Non-interest income was $1,471,000 for the quarter ended March 31, 2017, compared to $1,242,000 for the prior quarter and $1,037,000 for the same period last year. The increase compared to the prior periods is primarily related to an increase in gains from called investment securities.

“We’re pleased to report another quarter of solid operating results and are optimistic of continued financial performance given the strong loan demand we’ve recently experienced, and the emerging strength and confidence we’re seeing in the communities we serve,” stated Chris Courtney, President and CEO.

Total assets were $989.9 million at March 31, 2017, a decrease of $12.2 million over December 31, 2016 and an increase of $84.1 million over March 31, 2016. Gross loans were $612.9 million at March 31, 2017, an increase of $1.9 million over December 31, 2016, and an increase of $44.7 million over March 31, 2016. The Company’s total deposits were $899.2 million as of March 31, 2017, a decrease of $14.9 million and an increase of $76.7 million from December 31, 2016 and March 31, 2016, respectively.

As of March 31, 2017, non-performing assets were $3.8 million or 0.38% of total assets, compared to $4.2 million or 0.42% of total assets as of December 31, 2016 and $8.8 million or 0.97% of total assets as of March 31, 2016. The decrease in year-over-year non-performing assets compared to the same period one year ago is due primarily to proceeds received for the payoff of one loan relationship which occurred in April 2016 resulting in the reduction of non-performing assets by $3.9 million at that time.

The Company did not record a provision for loan losses during the first quarter of 2017. The allowance for loan losses remained flat at 1.28% of gross loans at March 31, 2017 and December 31, 2016, and decreased slightly from 1.33% at March 31, 2016.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2017	2016	2016	2016	2016

Net interest income	$8,082	$8,049	$7,829	$8,106	$7,542
Provision for loan losses	-	69	90	125	200
Non-interest income	1,471	1,242	1,077	1,056	1,037
Non-interest expense	6,207	6,017	5,924	6,187	6,187
Net income before income taxes	3,346	3,205	2,892	2,850	2,192
Provision for income taxes	1,139	883	962	946	683
Net income	$2,207	$2,322	$1,930	$1,904	$1,509

Earnings per common share - basic	$0.27	$0.29	$0.24	$0.24	$0.19
Earnings per common share - diluted	$0.27	$0.29	$0.24	$0.24	$0.19
Dividends paid per common share	$0.125	$-	$0.12	$-	$0.12
Return on average common equity	10.73%	11.07%	9.28%	9.48%	7.68%
Return on average assets	0.91%	0.95%	0.82%	0.85%	0.67%
Net interest margin (1)	3.69%	3.68%	3.73%	4.03%	3.76%
Efficiency ratio (2)	63.84%	60.79%	62.08%	62.48%	67.46%

Capital - Period End
Book value per common share	$10.40	$10.19	$10.24	$10.14	$9.76

Credit Quality - Period End
Nonperforming assets/ total assets	0.38%	0.42%	0.43%	0.42%	0.97%
Loan loss reserve/ gross loans	1.28%	1.28%	1.29%	1.32%	1.33%

Period End Balance Sheet
($ in thousands)
Total assets	$989,879	$1,002,110	$947,017	$925,635	$905,750
Gross loans	612,894	610,949	602,569	579,774	568,227
Nonperforming assets	3,777	4,247	4,099	3,884	8,763
Allowance for loan losses	7,827	7,832	7,767	7,680	7,557
Deposits	899,169	914,093	859,756	838,458	822,440
Common equity	84,061	82,450	82,858	81,993	78,960

Non-Financial Data
Full-time equivalent staff	159	161	158	158	164
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,082,205	8,088,455	8,093,555	8,088,155	8,088,155
Period average - basic	8,041,829	8,032,380	8,030,782	8,028,332	8,008,602
Period average - diluted	8,071,768	8,066,575	8,063,381	8,060,464	8,051,776

Market Ratios
Stock Price	$13.20	$12.55	$10.20	$9.75	$9.27
Price/Earnings	11.86	10.94	10.70	10.25	12.27
Price/Book	1.27	1.23	1.00	0.96	0.95

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.